EXHIBIT 99.1
SELECTED FINANCIAL DATA
     The following table presents selected financial information of the Company and its subsidiaries. The financial information has been derived from the consolidated balance sheets and statements of operations of the Company and the combined statements of operations of the First Potomac Predecessor, the designation for the entities comprising the Company’s historical operations prior to the closing of the initial public offering.
     The following financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes included elsewhere in this Current Report on Form 8-K.

	Years Ended December 31,
(amounts in thousands, except per share amounts)	2007	2006	2005	2004	2003
Operating Data:
Rental revenue and tenant reimbursements	$119,589	$99,744	$71,061	$36,500	$17,184

Income (loss) from continuing operations	$(1,763)	$209	$(1,534)	$(1,886)	$(10,649)
Income from discontinued operations	2,296	9,822	2,884	4,516	506

Net income (loss)	$533	$10,031	$1,350	$2,630	$(10,143)

Net Income (loss) per share – basic:
Income (loss) from continuing operations	$(0.07)	$0.01	$(0.09)	$(0.16)	$(0.79	)(1)
Income from discontinued operations	0.09	0.45	0.17	0.39	0.06

Net income (loss) per share	$0.02	$0.46	$0.08	$0.23	$(0.73	)(1)

Net income (loss) per share — diluted:
Income (loss) from continuing operations	$(0.07)	$0.01	$(0.09)	$(0.16)	$(0.79	)(1)
Income from discontinued operations	0.09	0.44	0.17	0.39	0.06

Net income (loss) per share	$0.02	$0.45	$0.08	$0.23	$(0.73	)(1)

Cash dividends paid per share	$1.36	$1.24	$1.125	$0.74	$—

	As of December 31,
(amounts in thousands)	2007	2006	2005	2004	2003
Balance Sheet Data:
Total assets	$1,052,299	$994,567	$727,763	$510,076	$244,148
Mortgage loans and other debt	676,469	588,627	396,265	298,719	127,840
Shareholders’ equity	330,811	363,586	289,331	177,693	92,132

(1)	Loss per share amounts for 2003 are calculated based upon the loss incurred subsequent to the closing of the initial public offering on October 28, 2003.